UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STORM CAT ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Storm Cat Energy Corporation
1125 17th Street, Suite 2310
Denver, Colorado 80202

February 28, 2007

Dear Shareholder:

You are cordially invited to attend the Special General Meeting of Shareholders of Storm Cat Energy Corporation being held at 10:00 a.m. pacific daylight time on March 30, 2007 at the offices of Bull, Housser & Tupper LLP, 30th Floor, 1055 West Georgia Street, Vancouver, British Columbia.

The Notice of Special General Meeting of Shareholders and the Information Circular that follow describes the business to be conducted at the meeting.  We will also provide an overview of our current operations.

Also enclosed is a proxy for your election of the business to be conducted at the meeting.  Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent Pacific Corporate Trust Company, 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9 in the enclosed addressed, postage paid envelope or by fax at 604.689.8144.  A quorum of the shareholders must be present at the meeting, either in person or by proxy, for the conduct of business. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 1-866-835-0116.

Sincerely,

/s/ J. Scott Zimmerman

J. Scott Zimmerman
President and Chief Executive Officer

STORM CAT ENERGY CORPORATION
(the “Company”)
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders of the Company will be held at the offices of Bull, Housser & Tupper LLP, 30th Floor, 1055 West Georgia Street, Vancouver, British Columbia, on March 30, 2007 at 10:00 a.m., for the following purposes:

1.                                       to approve, by ordinary resolution, the issuance of Common Shares upon the conversion of the Company’s 9.25% five-year Series A and Series B subordinated convertible notes due March 31, 2012 in the aggregate principal amount of up to US$50,195,000, as more particularly set out in the Company’s Information Circular dated February 28, 2007 (the “Circular”); and

2.                                       to transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on February 5, 2007 as the record date for determining the Shareholders entitled to notice of and to vote at the Special General Meeting and any adjournment or postponement thereof.

Shareholders who are unable to attend the meeting are requested to read the notes included in the form of Proxy enclosed and then to complete, date, sign and mail the enclosed form of Proxy in accordance with the instructions set out in the Proxy and in the Information Circular accompanying this Notice. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., toll free at 1-866-835-0116.

THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.  THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED ITEMS.  YOUR VOTE IS VERY IMPORTANT.

DATED at Vancouver, British Columbia, this 28th day of February, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Paul Wiesner

Paul Wiesner,
Chief Financial Officer & Secretary

If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary.  Failure to do so may result in your shares not being eligible to be voted by proxy at the meeting.

STORM CAT ENERGY CORPORATION
SUITE 2310, 1125 17TH STREET
DENVER, CO   80202
TELEPHONE:  303.991.5070
FAX:  303.991.5075

INFORMATION CIRCULAR

(Information herein is as at February 28, 2007 unless otherwise indicated)

SOLICITATION OF PROXIES

This Information Circular (“Circular”) and the accompanying documents (“Meeting Materials”) are furnished in connection with the solicitation of proxies by the management of Storm Cat Energy Corporation (the “Company”) for use at the Special General Meeting of Shareholders of the Company to be held on March 30, 2007 (the “Meeting”) and any adjournment thereof at the time and place and for the purposes set forth in the accompanying Notice of Meeting.  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the directors and regular employees of the Company.  We have retained Georgeson Inc. to assist us in the solicitation of proxies, and will pay approximately $8,500 plus out-of-pocket expenses to Georgeson for their services.  All costs of solicitation will be borne by the Company.  The approximate date on which this Circular and the accompanying proxy is first being mailed to Shareholders of the Company is March 2, 2007.

The Meeting Materials are being sent to both registered and non-registered owners of common shares (“Common Shares”) of the Company. If you are a non-registered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares, have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.  By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions.  Please return your voting instructions as specified in the request for voting instructions.  (For further information relating to non-registered owners see the discussion below under “INFORMATION FOR NON-REGISTERED (BENEFICIAL) OWNERS OF COMMON SHARES”.)  If you have any questions or need assistance in voting your Common Shares, please contact our proxy solicitor, Georgeson Inc., 17 State Street, 10th Floor, New York, New York 10004, 1-866-835-0116 (Toll Free).

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors and/or officers of the Company and will represent management of the Company at the Meeting.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY AND STRIKING OUT THE TWO PRINTED NAMES OR BY COMPLETING ANOTHER FORM OF PROXY.  A proxy will not be valid unless the completed, dated and signed form of proxy is received by Pacific Corporate Trust Company not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof, or is delivered to the Chairman of the Meeting prior to the commencement of the Meeting or an adjourned meeting.  The mailing address of Pacific Corporate Trust Company is 510 Burrard Street, 3rd Floor, Vancouver, British Columbia, V6C 3B9 and its fax number is 604.689.8144.  Registered shareholders may also deposit their proxies through telephone and Internet services made available by Pacific Corporate Trust Company.  (See the attached form of proxy for further instructions.)

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered either to the registered office of the Company, 3000 - 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3, at any time up to and including the last business day preceding the day of the Meeting, or if adjourned, any reconvening thereof, or to the Chairman of the Meeting on the day of the Meeting or, if adjourned, any reconvening thereof or in any other manner provided by law.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

INFORMATION FOR NON-REGISTERED (BENEFICIAL) OWNERS OF COMMON SHARES

Common Shares owned by many shareholders of the Company are not registered on the records of the Company in the beneficial shareholders’ own name.  Rather, such Common Shares are registered in the name of a securities dealer, bank or other intermediary, or in the name of a clearing agency (referred to in this Circular as “Intermediaries”).  Shareholders who do not hold their Common Shares in their own name (referred to in this Circular as “non-registered owners”) should note that only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  A non-registered owner cannot be recognized at the Meeting for the purpose of voting his Common Shares unless such holder is appointed by the applicable Intermediary as a proxyholder.

Non-registered owners who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBO’s”. Those non-registered owners who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as “OBO’s”.

In accordance with applicable securities regulatory policy (National Instrument 54-101 of the Canadian Securities Administrators) the Company has elected to seek voting instructions directly from NOBO’s.  The Intermediaries (or their service companies) are responsible for forwarding this Circular and other Meeting Materials to each OBO, unless the OBO has waived the right to receive them.

Meeting Materials sent to non-registered owners who have not waived the right to receive Meeting Materials are accompanied by a request for voting instructions (a “VIF”). This form is provided instead of a proxy.  By returning the VIF in accordance with the instructions noted on it a non-registered owner is able to instruct the registered shareholder how to vote on behalf of the non-registered owner. VIF’s, whether provided by the Company or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF.

In either case, the purpose of this procedure is to permit non-registered owners to direct the voting of the Common Shares which they beneficially own.  If a non-registered owner who receives a VIF wishes to attend the Meeting or have someone else attend on his behalf, then the non-registered owner may request a legal proxy as set forth in the VIF, which will grant the non-registered owner or his nominee the right to attend and vote at the Meeting.

IF YOU ARE A NON-REGISTERED OWNER AND WISH TO VOTE IN PERSON AT THE MEETING, PLEASE REFER TO THE INSTRUCTIONS SET OUT ON THE “REQUEST FOR VOTING INSTRUCTIONS” (VIF) THAT ACCOMPANIES THIS CIRCULAR.

EXERCISE OF DISCRETION

Common Shares represented by proxy are only entitled to be voted on any poll and, where a choice with respect to any matter to be acted upon has been specified in the form of proxy, the Common Shares will, on a poll, be voted or withheld from voting in accordance with the specification so made.

SUCH COMMON SHARES WILL ON A POLL BE VOTED FOR EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED BY THE SHAREHOLDER.

The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting.  In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Company is listed on The Toronto Stock Exchange (“TSX”) and the American Stock Exchange (“AMEX”). The Board of Directors of the Company (the “Board”) has fixed February 5, 2007 as the record date (the “Record Date”) for determination of persons entitled to receive notice of the Meeting. Only shareholders of record at the close of business on the Record Date who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their Common Shares voted at the Meeting.

As of the Record Date, the Company has issued and outstanding 80,479,820 fully paid and non-assessable Common Shares, each share carrying the right to one vote.  THE COMPANY HAS NO OTHER CLASSES OF VOTING SECURITIES.  The presence of 5% of the Common Shares outstanding on the Record Date is necessary to constitute a quorum.

To the knowledge of the directors and executive officers of the Company, the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company as of the Record Date are:

Name and Address of Holder	No. of Shares Held on a Non-Diluted Basis	Percentage of Outstanding Shares	No. of Shares Held on a Fully-Diluted Basis(1)	Percentage of Outstanding Shares on a Fully-Diluted Basis
Trapeze Capital Corp. 22 St. Clair Avenue East, 18th Floor Toronto, Ontario M4T 2S3	4,369,239	5.4%	5,541,579	6.8%
Trapeze Asset Management Inc. 22 St. Clair Avenue East, 18th Floor Toronto, Ontario M4T 2S3	9,398,537	11.7%	13,515,175	16.0%
Touradji Capital Management, LP(2) 101 Park Avenue, 48th Floor New York, New York 10178	4,915,782	6.1%	6,311,130	7.7%
Touradji Global Resources Master Fund, Ltd. (2) c/o Spectrum Global Fund Administration (Cayman) Anchorage Center, 2nd Floor P.O. Box 10243 APF Grand Cayman, Cayman Islands, BWI	4,026,460	5.0%	5,215,994	6.4%

(1)          Including any warrants and convertible notes held that are exercisable or convertible within 60 days of the Record Date.

(2)          According to the Schedule 13G/A filed with the SEC on February 14, 2007, Touradji Capital Management LP, as of December 31, 2006, has shared voting and dispositive power of all of the Common Shares reflected above. This number includes the 4,026,460 Common Shares and 1,189,534 Common Shares issuable upon exercise of warrants held by Touradji Global Resources Master Fund, Ltd. for which Touradji Capital Management, LP is the general partner and may be deemed a beneficial owner of the securities. Paul Touradji is a principal of Touradji Capital Management LP and may be deemed a beneficial owner of the securities. Mr. Touradji disclaims any beneficial ownership of the securities.

The following table sets out, as of the Record Date, the number of Common Shares beneficially owned, directly or indirectly, by each director and executive officer of the Company:

Name and Address(1)	No. of Shares Held on a Non-Diluted Basis(2)	Percentage of Outstanding Shares	No. of Shares Held on a Fully-Diluted Basis(3)	Percentage of Outstanding Shares on a Fully-Diluted Basis
Michael John O’Byrne Director	55,000	0.07%	320,000	0.40%
James Scott Zimmerman(4) Director, Chief Executive Officer, and President	1,490,500	1.85%	2,733,500	3.34%
Robert David Penner Director	5,000	0.01%	120,000	0.15%
Michael J. Wozniak Director	25,000	0.03%	140,000	0.17%
Robert James Clark(5) Director	2,500	0.00%	69,167	0.08%
Jon Robert Whitney(6) Director	20,000	0.02%	53,334	0.07%
David George Wight(7) Director	Nil	0.00%	33,334	0.04%
Paul Wiesner(8) Chief Financial Officer, Secretary and Treasurer	50,000	0.06%	331,667	0.41%
Keith J. Knapstad(9) Executive Vice President and Chief Operating Officer	Nil	0.00%	266,667	0.30%
Don Martin(10) Vice President, Canada and International Operations	4,000	0.01%	239,334	0.30%
All directors and executive officers as a group (10 persons)	1,652,000	2.05%	4,307,003	5.35%

(1)          Suite 2310, 1125 17th Street, Denver, CO, 80202.

(2)          The information as to shares beneficially owned is not within the knowledge of the management of the Company and has been furnished by the respective director or senior officer.

(3)          Including any warrants or options exercisable within 60 days of the Record Date.

(4)          In addition, Mr. Zimmerman has options exercisable for up to 100,000 Common Shares on each of September 10, 2007 and March 10, 2008. Mr. Zimmerman’s spouse has: 23,000 Common Shares representing 0.03% of the outstanding Shares of the Company; 125,000 options, of which 108,334 are exercisable within 60 days of the Record Date; and 131,334 Shares on a fully-diluted basis as defined in note (3) above, representing 0.14% of the outstanding Shares on a fully-diluted basis.

(5)          In addition, Mr. Clark has options exercisable for up to 33,333 Common Shares on July 5, 2007.

(6)          In addition, Mr. Whitney has options exercisable for up to 33,333 Common Shares on each of May 9, 2007 and November 9, 2007.

(7)          In addition, Mr. Wight has options exercisable for up to 33,333 Common Shares on each of May 9, 2007 and November 9, 2007.

(8)          In addition, Mr. Wiesner has options exercisable for up to 66,667 Common Shares on September 10, 2007 and up to 66,666 Common shares on March 10, 2008.

(9)          In addition, Mr. Knapstad has options exercisable for up to 66,667 Common Shares on September 10, 2007 and up to 66,666 Common shares on March 10, 2008.

(10)    In addition, Mr. Martin has options exercisable for up to 33,333 Common Shares on each of September 10, 2007 and March 10, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out, as of the end of the Company’s financial year ended December 31, 2006, all information required with respect to compensation plans under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column 2)
Equity compensation plans approved by securityholders	5,470,000	$1.83	3,763,748	(1)
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	5,470,000	$1.83	3,763,748	(1)

(1)          This figure excludes Common Shares previously issued on exercise of outstanding options since the date the Company’s Share Option Plan was put in place to December 31, 2006.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular, no informed person of the Company, or director of the Company, or any associate or affiliate of the foregoing, had any material interest, direct or indirect, in any transaction or proposed transaction since January 1, 2006 which has materially affected or would materially affect the Company or any of its subsidiaries.

Two related Ontario-based investment management firms, Trapeze Capital Corp. and Trapeze Asset Management Inc. (collectively, “Trapeze”), are participating in the Offering (as defined below) on behalf of fully-managed accounts.  Prior to the Offering, Trapeze held 13,767,776 Common Shares representing approximately 17.12% of the Company’s outstanding shares, plus 2,126,582 Common Share purchase warrants, each exercisable to purchase a Common Share at a price of C$1.90 per share.  These securities were acquired by Trapeze in a private placement completed in September 2006.  Their combined participation in the Series A Note Offering (as defined below) totalled US$3.7 million, which, upon conversion at US$1.17 per share would initially result in the issuance of 3,162,394 Common Shares (subject to adjustment in the Conversion Price and Conversion Amount as defined below).  Consequently, on a fully-converted basis as at the Record Date (and assuming no other outstanding warrants, options or convertible securities are exercised or converted), these Trapeze entities hold 22.22% of the issued and outstanding voting shares of the Company.

The Trapeze entities are also proposing to participate in the Series B Note Offering (as defined below) in a combined amount of US$13.1 million, which, upon conversion at US$1.17 per share would initially result in the issuance of an additional 11,196,581 Common Shares (subject to adjustments in the Conversion Price and the Conversion Amount as discussed below).  Assuming the completion of the proposed closing of the Series B Note Offering, Trapeze’s interest in the Company on a fully-diluted basis (based on 80,479,820 issued and outstanding Common Shares as at the Record Date and again assuming no other outstanding warrants, options or convertible securities are exercised or converted) will increase to 31.20% of the issued and outstanding voting shares of the Company.  Consequently, the completion of the Offering could have a material affect on the control of the Company.  In addition, to any specific requirement for security holder approval, pursuant to Section 604(a) of the TSX Company Manual, the TSX will generally require security holder approval as a condition of any transaction involving the issuance of voting securities of a listed issuer if the transaction could materially affect the control of the issuer.

In addition, Scott Zimmerman, President and CEO, Paul Wiesner, CFO, David Wight, director, Robert Penner, director and Don Martin, Vice-President, Canadian Operations, are all proposing to participate in the Series B Note Offering to the aggregate extent of US$145,000, which based on the initial conversion price of US$1.17 per share, will be convertible into 123,932 Common Shares, representing, as at the Record Date, 0.15% of the issued and outstanding Common Shares (subject to adjustment in the Conversion Price and Conversion Amount as defined below).

For the purposes of the shareholder approval of the issuance of Common Shares upon conversion of the Series A Notes and the Series B Notes set out below, insiders who are participating in the component of the Offering under consideration are not be eligible to vote their shares. Consequently, Trapeze and Messrs. Zimmerman, Wiesner, Wight, Penner, and Martin, will not be eligible to vote on the resolution concerning the authorization of the Company to issue Common Shares upon conversion of the Series A Notes or the Series B Notes.

PARTICULARS OF MATTERS TO BE ACTED UPON

Approval of the Issuance of Common Shares Upon Conversion of the Series A and Series B Notes

Background

The Company is raising monies to fund its 2007 US capital expenditure budget requirements, and to repay the remaining US$7.5 million of mezzanine debt that was borrowed in connection with its Powder River Basin acquisition completed in August 2006.  In furtherance of this effort, the Company entered into a letter agreement (the “Letter Agreement”) with Banc of America Securities LLC, Coker & Palmer, Inc. and First Albany Capital Inc. (the “Agents”), pursuant to which the Agents are acting as placement agents to the Company, on a “best efforts” basis, in connection with the structuring and issuance of securities of the Company to be issued to purchasers in the United States and Canada (the “Purchasers”) in one or more private placements exempt from the registration and qualification requirements of Canadian securities laws and United States federal and state securities laws.  After discussions with the Agents, the Board determined that the Company would proceed with a two-part offering of subordinated convertible notes.

The Offering

Pursuant to the Letter Agreement, the Agents presented the Company with a proposed private placement of 9.25% five-year subordinated convertible notes in the aggregate principal amount of US$50,195,000 comprising:

(a)                                  Series A Subordinated Convertible Notes due March 31, 2012 (the “Series A Notes”) in the aggregate principal amount of US$18,535,000 (the “Series A Note Offering”); and

(b)                                 Series B Subordinated Convertible Notes due March 31, 2012 (the “Series B Notes” and together with the Series A Notes, the “Notes”) in the aggregate principal amount of US$31,660,000 (the “Series B Note Offering” and together with the Series A Note Offering, the “Offering”).

The principal amount of the Notes, together with any accrued but unpaid interest, will be convertible into Common Shares in the capital of the Company at an initial conversion price of US$1.17 per share, as may be adjusted in accordance with the terms of the Notes (including in accordance with a weighted average anti-dilution provision, see “Material Terms and Conditions of the Notes” below) (the “Conversion Price”), and the Company may force the conversion of the Notes at any time after 18 months if the Company’s Common Shares trade above US$2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.  Based on the initial conversion price of US$1.17 per share, the principal amount of the Notes will be convertible into 42,901,706 Common Shares, representing, as at the Record Date, 53.31% of the issued and outstanding Common Shares.

The Company completed the Series A Note Offering on January 30, 2007 and plans to complete the Series B Note Offering, subject to shareholder approval to issue Common Shares upon the conversion thereof, by March 31, 2007. The TSX has accepted the Series A Note Offering, subject to disinterested shareholder ratification described herein, and has conditionally accepted the Series B Note Offering, the completion of which is subject to disinterested shareholder approval as referenced above; the Company is relying upon exemptions under the TSX Company Manual in order to complete the offering. The AMEX has approved for listing the Common Shares issuable upon conversion of the Series A Notes. The Company will seek approval for the listing of the Common Shares issuable upon conversion of the Series B Notes upon shareholder approval.

The Meeting has been called for the purposes of considering the resolution set out below to approve the issuance of Common Shares upon conversion of and in accordance with the terms of the Series A Notes and to approve the issuance of Common Shares upon conversion of and in accordance with the terms of the Series B Notes.

Insider Participation - Material Affect On Control

See the discussion under “Interest of Informed Persons in Material Transactions” above.

Material Terms and Conditions of the Notes

The material terms and conditions of the Notes are summarized below.

Interest

Interest will accrue on the outstanding principal amount of the Notes at a rate equal to 9.25% per annum from and including the issue date until such principal is paid in full (whether at maturity or by redemption or conversion) and be payable in arrears on each of March 31, June 30, September 30, December 31 of each year, commencing June 30, 2007, and on the date on which such principal is repaid in full (whether at maturity or by redemption or conversion), provided that, if the Company fails to make any payment of the principal amount of, or interest on, any Note when due, the Company will be required to pay interest on such unpaid amount, on demand, from the date such amount became due to the date of payment thereof (after as well as before judgment), accruing on a daily basis, at a per annum rate of 12.0%;

Maturity

The Notes will mature on March 31, 2012 (the “Maturity Date”).  The outstanding principal amount of each Note, together with any accrued interest thereon, is due and payable in full in cash on the Maturity Date.

Conversion of Notes and Conversion Price

The Notes will be convertible into Common Shares at the option of the Purchaser at any time on or after the closing of the Offering.  Any Purchaser will be entitled to convert the Conversion Amount (defined below) into fully paid and non-assessable Common Shares at the Conversion Rate (as defined below).

The Conversion Amount means the sum of (i) accrued interest since the last payment of interest and additional amounts, if any, and (ii) the aggregate principal amount of the Note being converted or redeemed.  The Conversion Rate is the number of Common Shares issuable upon conversion of each Note determined according to the following formula:

(Conversion Amount/Conversion Price) + the Cumulative Dividend Adjustment for that Note

Conversion Price is initially set at US$1.17 per Common Share and is subject to adjustment by operation of the anti-dilution provision described below.

Cumulative Dividend Adjustment means, for each Note, as of any date of determination, the sum of all Dividend Adjustments for such Note made in respect of all dividends or distributions declared or paid on the Common Shares (other than a dividend or distribution in Common Shares) prior to such date of determination.  Dividend Adjustment means, for each Note, an amount equal to the quotient of (x) the aggregate amount of any dividend or distribution (other than a dividend or distribution in Common Shares) that the Purchaser of such Note would have received had such Purchaser converted the entire amount of such Note into Common Shares at the Conversion Rate in effect immediately prior to the record date for such dividend or distribution, divided by (y) the average of the Weighted Average Price of the Common Shares for the five consecutive trading days ended on such record date.

The Company may force the conversion of the Notes at any time after 18 months if the Company’s Common Shares trade above US$2.05, as may be adjusted, for 20 days within a period of 30 consecutive trading days.

Change of Control

Upon a Change of Control (defined below) the holders of the Notes will have the right to require the Company to repurchase any outstanding Note Shares at a price equal to a Change of Control Prepayment Premium (defined below) of face value plus accrued and unpaid interest.

The Change of Control Prepayment Premium will be 115% for the first year after closing of the Offering, 112% for the second year after closing of the Offering and 110% thereafter.

“Change of Control” means (a) any sale or disposition of all or substantially all of the assets of the Company to a third party, (b) any merger of the Company with or into another corporation in which the holders of the Company’s Common Shares immediately prior to the consummation of the merger do not control 50% of the surviving corporation, or (c) the acquisition by any “person” or “group” of persons (as such term is defined in Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended, and the related regulations) who have expressed intent to control the affairs of the Company of more than 50% of the total voting power of outstanding Common Shares of the Company.

Anti-Dilution Protection — Adjustments to Conversion Price

The Conversion Price of the Notes (see the discussion above under “Conversion of Notes and Conversion Price) will be subject to adjustment from time to time on the following basis:

(a)           If, at any time, on or after January 19, 2007 (the “Execution Date”), the Company issues or sells, or in accordance the provisions of this Section (a), is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued or sold by the Company in connection with any Excluded Security (as defined below)) for a consideration per share (the “New Issuance Price”) less than the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect will be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such issuance or sale, and (y) the following fraction:

N(0) + N(1)
N(0) + N(2)

where:

N(0) =   the number of Common Shares outstanding immediately prior to such Dilutive Issuance (without taking into account the conversion, exercise or exchange of any Convertible Securities, including the Notes);

N(1) =   the number of Common Shares for which the aggregate consideration, if any, received or receivable by the Company for the total number of such additional Common Shares so issued, sold or deemed issued or sold in such dilutive issuance would be convertible or exchangeable at the Conversion Price for such Common Shares in effect immediately prior to such Dilutive Issuance; and

N(2) =   the number of such additional Common Shares of the Company so issued, sold or deemed issued or sold in such Dilutive Issuance.

For purposes of determining the adjusted Conversion Price the following will be applicable:

(i)            Issuance of Options: If the Company in any manner grants or sells any Options (where “Options” are any rights, warrants or options to subscribe for or purchase Common Shares or securities that are, directly or indirectly, convertible or exchangeable to acquire Commons Shares)

and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (where “Convertible Securities” are any securities of the Company (other than Options) that are, directly or indirectly, convertible into or exchangeable or exercisable for Common Shares) issuable upon exercise of such Option is less than the Conversion Price in effect immediately prior to such issue or sale, then each such Common Share underlying such Option will be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Subsection (a)(i), the “lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” means the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price will be made upon the actual issuance of such Common Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion or exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities: If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Conversion Price in effect immediately prior to such issue or sale, then each such Common Share underlying such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Subsection (a)(ii), the “lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise” means to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price will be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to the other provisions described in this Section (a), then no further adjustment of the Conversion Price will be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion: If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change will be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Subsection (a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Execution Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof will be deemed to have been issued as of the date of such change. No adjustment will be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)          Calculation of Consideration Received: In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for consideration of $0.01. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing price of such securities on the applicable public market on the date of receipt of such securities. If any Common Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and Note holders holding a majority of the aggregate principal amount of the Notes then outstanding (the “Requisite Holders”). If the Company and the Requisite Holdings are unable to reach agreement on the fair value (a “Valuation Event”), then the fair value of the consideration will be determined by an independent valuator jointly selected by the Company and the Requisite Holders.

(v)           Record Date: If the Company takes a record of the holders of Common Shares for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities; or (II) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           If the Company at any time after the Execution Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the Execution Date combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)           If any event occurs of the type contemplated by the provisions of this Section (i.e. “Anti-Dilution Protection — Adjustments to Conversion Price”), but not expressly provided for above, (including, without limitation, the granting of share appreciation rights, “phantom stock rights” or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Notes, provided that that no such adjustment will increase the Conversion Price as otherwise determined pursuant by the specific provisions discussed above.

For the purposes of the discussion above, “Excluded Securities” means any Common Shares issued or issuable or deemed to be issued in accordance with this terms discussed in this Section (i.e. “Anti-Dilution Protection — Adjustments to Conversion Price”) by the Company: (i) in connection with any employee benefit plan currently existing or subsequently created, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company; (ii) upon conversion of the Notes; (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Execution Date, provided that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Execution Date and such Options or Convertible Securities are not amended, modified or changed on or after the Execution Date; and (iv) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section (b).

Subsection 607(e) of the TSX Company Manual provides that the TSX (subject to certain conditions) will permit an issuer to issue listed securities in a private placement at the market price less the following applicable discounts:

Market price	Maximum Discount
CAD$0.50 or less	25%
CAD$0.51 to CAD$2.00	20%
Above CAD$2.00	15%

The TSX will allow the price per listed security for a particular transaction to be less than as provided for above, provided that the listed issuer has received security holder approval (other than by security holders participating directly or indirectly in the transaction and such security holders’ associates and affiliates).

The above-described anti-dilution provisions of the Notes may result in Common Shares being issued at a price lower than market price less the applicable discount at the time of the conversion of the Notes.

Registration Requirements

Pursuant to the terms of a registration rights agreement, the Company plans to file Registration Statements on Form S-1 with the United States Securities and Exchange Commission (the “SEC”) covering the Common Shares issuable under the Notes within 30 days of closing of each of the Offerings, and to cause such Registration Statements to become effective within 90 days of closing of each of the Offerings, except in case of an SEC review which will extend that effectiveness deadline to 150 days or longer in certain circumstances.

In Canada, unless permitted under applicable securities legislation, neither the Notes nor the underlying Common Shares will be tradable before May 31, 2007 and the issuance of Common Shares upon conversion of the Notes.

REQUIREMENTS TO PASS RESOLUTION

Regulatory Approval

TSX and AMEX require that the Company obtain certain shareholder approvals for the issuance of Common Shares upon conversion of the Series A and Series B Notes.

Shareholder Approval

The regulatory requirements affecting the matters proposed for approval at the Meeting require approval of an “ordinary resolution” of the “disinterested shareholders”.  An “ordinary resolution” is one approved by a simple majority of the votes actually cast.  Approval of an “ordinary resolution” by the “disinterested shareholders” requires a majority of the votes attaching to shares voted at the Meeting excluding those attaching to shares held by certain persons with an interest in the subject matter of the resolution.  Votes attaching to shares beneficially owned by certain interested parties may not be voted in respect of an ordinary resolution requiring approval by the Company’s disinterested shareholders (see the discussion above under “Interest of Informed Persons in Material Transactions”).

The Board of Directors of the Company recommends a vote “For” approval of the issuance of Common Shares upon conversion of the Notes.

Voting Requirements

The issuance of Common Shares upon conversion of the Series A and Series B Notes require approval by an ordinary resolution of the disinterested shareholders.  If necessary, a poll will be taken to determine if the requisite level of approval is obtained.

Approval of the Issuance of Common Shares upon Conversion of the Series A and Series B Notes

As discussed above under "Interest of Informed Persons in Material Transactions", the completion of the Offering and issuance of Common Shares upon conversion of the Notes could have a material affect on the control of the Company. Consequently, shareholder approval of the issuance of Common Shares upon conversion of the Notes is required pursuant to Section 604(a) of the TSX Company Manual. In addition, as discussed above under "Material Terms and Conditions of the Notes - Anti-Dilution Protection", the anti-dilution protection features of the Notes can operate to adjust downward the Conversion Price from its original level of US$1.17 per Common Share. Therefore, the conversion of the Notes could result in the issuance of Common Shares at an effective issuer price per share that is less that the then-current market price less the discounts permitted under Subsection 607(e) of the TSX Company Manual. Consequently, disinterested shareholder approval is required pursuant to Section 607 of the TSX Company Manual.

Pursuant to Section 607(g)(i) of the TSX Company Manual, shareholder ratification of the issuance of Common Shares upon conversion of Series A Notes and approval of the issuance of Common Shares upon conversion of Series B Notes are required because the conversion of the Notes could result in the Company issuing greater than 25% of the number of its Common Shares outstanding on a non-diluted basis immediately prior to the closing of the Series A Note Offering at an effective issue price per Common Share which may be less than the market price of the Common Shares on the issue date of such Common Shares.  For the purposes of determining whether the Common Shares are, according to the provisions of the TSX Company Manual, issued at a discount to the market price (i.e. the 5-day volume weighted average trading price of the Common Shares on the TSX), even if though the original Conversion Price (i.e. US$1.17 per Common Share) was set above market price on the date that the Company entered into the Series A Purchase Agreement and the Series B Purchase Agreement (i.e. January 19, 2007), the TSX requires shareholder approval because the underlying listed Common Shares issuable upon conversion of the Notes might be issued at an effective conversion price that is less than the market price in effect at the time of conversion.

In addition, under the rules of AMEX, shareholder approval is required prior to the issuance or potential issuance of Common Shares equal to 20% or more of the Company’s issued and outstanding Common Shares where that issuance is below the greater of book or market value of the Common Shares (the “AMEX 20% Rule”).  The Offering may result in the Company issuing greater than 20% of the number of its issued and outstanding Common Shares.

As discussed above, the Company entered into the agreement with the Purchasers for the purchase of the Series A Notes (the “Series A Purchase Agreement”) and for the purchase of the Series B Notes (the “Series B Purchase Agreement”) on January 19, 2007, and the Series A Note financing closed on January 30, 2007.  While it is a condition precedent to the closing of the Series B Purchase Agreement that the Company obtain the shareholder approval for the issuance of Common Shares upon conversion of Series B Notes as proposed below, the TSX and AMEX permitted the Company to close the Series A Note Offering because the Series A Purchase Agreement includes a “blocker provision” in its Section 4.6.  Pursuant to section 4.6 of the Series A Purchase Agreement, unless the shareholders approve the issuance of Common Shares upon conversion of Series A Notes at the Meeting, the number of Common Shares issuable on conversion of the Series A Notes (the “Series A Conversion Shares”) is limited such that in no case will the number of Series A Conversion Shares issuable exceed the number, or be issued at an effective issue price per share, that would trigger the security holder approval requirements the rules and regulations of the TSX and AMEX, including the TSX requirements for security holder approval under Subsections 604(a) and 607(e) of the TSX Company Manual as discussed above (the “Exchange Cap”).

On closing of the Series A Offering, US$18,535,000 of Series A Notes were issued and the Series A Notes were convertible into up to 15,841,880 Common Shares, representing, as at the Record Date, 19.68% of the Company’s issued and outstanding Common Shares.  As discussed above, the number of Common Shares issuable on conversion of the Series A Notes is subject to adjustment as provided in the

Series A Purchase Agreement but will not exceed the Exchange Cap unless the shareholders approve the issuance of Common Shares upon conversion of the Series A Notes at the Meeting.

Assuming US$31,660,000 of Series B Notes are issued on closing of the Series B Note Offering, at the time of issuance, the Series B Notes will be convertible into up to 27,059,829 Common Shares, representing, as at the Record Date, 33.62% of the Company’s issued and outstanding Common Shares.  As discussed above, the number of Common Shares issuable on conversion of the Series B Notes (the “Series B Conversion Shares”) is subject to adjustment as provided in the Series B Purchase Agreement.

Copies of the Series A Purchase Agreement and the Series B Purchase Agreement are available for inspection by the Company’s shareholders prior to the Meeting at the offices of the Company’s registered and records offices, Bull, Housser & Tupper LLP, Suite 3000 — 1055 West Georgia Street, Vancouver, British Columbia, V6E 3R3, during regular business hours, and at the Meeting.

As discussed above under "Requirements to Pass Resolution - Shareholder Approval", at the Meeting, the Company's disinterested shareholders will be asked to approve the following ordinary resolution to approve the issuance of Common Shares upon the conversion of the Series A Notes and approve the issuance of Common Shares upon conversion of the Series B Notes:

RESOLVED, as an ordinary resolution of the disinterested shareholders, that:

1.             the issuance of the Series A Conversion Shares at the Conversion Price upon the conversion of the Series A Notes in accordance with the terms thereof, as more particularly described in the Company’s Information Circular dated February 28, 2007, is hereby approved; and

2.             the issuance of the Series B Conversion Shares at the Conversion Price upon the conversion of the Series B Notes in accordance with the terms thereof, as more particularly described in the Company's Information Circular dated February 28, 2007, is hereby approved.

Unless otherwise directed, the persons named in the enclosed form of proxy will be deemed to intend to vote in favour of the issuance of Common Shares upon conversion of the Series A Notes and the Series B Notes, without amendment.

OTHER BUSINESS

Management of the Company knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Circular.  However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Circular to vote the same in accordance with their best judgment of such matters.

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal for action at the Company’s 2007 annual general meeting and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must have been submitted in writing and received by the Company by January 12, 2007.  Such proposals must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

For any proposal that is not submitted for inclusion in the Information Circular for the 2007 annual general meeting but is instead sought to be presented directly at this year’s annual general meeting, SEC rules permit management of the Company to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on April 28, 2007 and advises shareholders in the Information

Circular about the nature of the matter and how management intends to vote on such matter, or (b) the Company does not receive notice of the proposal prior to the close of business on April 28, 2007.

ADDITIONAL INFORMATION

Additional information relating to the Company is on SEDAR at www.sedar.com and at the SEC’s website at www.sec.gov.  Shareholders may contact the Company by mail at 2310, 1125 17th Street, Denver, Colorado, 80202, by telephone at 303.991.5070, or by fax at 303.991.5075 to request copies of the documents referenced herein and the Company’s financial statements and MD&A.  Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

DATED at Vancouver, British Columbia, this 28th day of February, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Scott Zimmerman

J. Scott Zimmerman,
President and Chief Executive Officer

PROXY

SPECIAL GENERAL MEETING
OF SHAREHOLDERS OF
STORM CAT ENERGY CORPORATION

TO BE HELD AT 30TH FLOOR, 1055 WEST GEORGIA STREET,
VANCOUVER, BRITISH COLUMBIA
ON FRIDAY, MARCH 30, 2007, AT 10:00 AM

I/We being holder(s) of the Company hereby appoint:

J. Scott Zimmerman, Chief Executive Officer and Director of the Company, or failing this person, Paul Wiesner, Chief Financial Officer of the Company, or in the place of the foregoing,

(print the name)	,

as my/our proxyholder with full power of substitution to attend, act and vote for and on my/our behalf in respect of all matters that may properly come before the aforesaid meeting of the holders of the Company (the “Meeting”) and at every adjournment thereof, to the same extent and with the same powers as if I/we were present at the said Meeting and at any adjournment thereof.

I/We hereby direct the proxyholder to vote the securities of the Company recorded in my/our name as specified herein.

I/We hereby revoke any proxy previously given to attend and vote at said Meeting.

SECURITYHOLDER SIGN HERE:

DATE SIGNED:

THIS FORM MUST BE SIGNED AND DATED ABOVE.

SEE IMPORTANT VOTING INSTRUCTIONS ON REVERSE.

Resolutions
(For full details of each resolution, please see the enclosed Information Circular)

For	Against	Abstain

To approve, by ordinary resolution, the issuance of Common Shares upon the conversion of the Company’s 9.25% five-year Series A and Series B subordinated convertible notes due March 31, 2012 in the aggregate principal amount of up to US$50,195,000, as more particularly set out in the Company’s Information Circular dated February 28, 2007.

INSTRUCTIONS FOR COMPLETION OF PROXY

1.               This Proxy is solicited by the Board of Directors and management of the Company.

2.               This form of proxy (“Instrument of Proxy”) must be signed by you, the holder, or by your attorney duly authorized by you in writing, or, in the case of a corporation, by a duly authorized officer or representative of the corporation; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany the Instrument of Proxy.

3.               If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the holder, for the proxyholder to date this proxy seven (7) calendar days after the date on which it was mailed to you, the holder, by Pacific Corporate Trust Company.

4.               A holder who wishes to attend the Meeting and vote on the resolutions in person may simply register with the scrutineers before the Meeting begins.

5.               A holder who is not able to attend the Meeting in person but wishes to vote on the resolutions, may do the following:

(a)     appoint one of the management proxyholders named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder).  Where no choice is specified by a holder with respect to a resolution set out in the Instrument of Proxy, the management appointee acting as a proxyholder will vote in favour of each matter identified on this Instrument of Proxy and, if applicable, for the nominees of management for directors and auditors as identified in this Instrument of Proxy; OR

(b)     appoint another proxyholder, who need not be a holder of the Company, to vote according to the holder’s instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the meeting in the space provided for an alternate proxyholder.

6.               The securities represented by this Instrument of Proxy will be voted, or will not be voted if the holder chose to abstain from voting, in accordance with the instructions of the holder on any ballot of a resolution that may be called for and, if the holder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly.  If a holder has submitted an Instrument of Proxy, the holder may still attend the Meeting and may vote in person.  To do so, the holder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior votes.

7.               Further, the securities will be voted by the appointed proxyholder with respect to any amendments or variations to matters identified in the Notice of Meeting or other matters which may properly come before the Meeting, as the proxyholder in its sole discretion sees fit.

8.               To be represented at the Meeting, proxies must be submitted no later than forty-eight (“48”) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or adjournment thereof.

VOTING METHODS

INTERNET VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete internet voting at http://webvote.pctc.com.  To receive securityholder communications electronically in the future, simply fill in your e-mail address at the bottom of the Internet Voting page.

TELEPHONE VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete telephone voting at 1-888-Tel-Vote (1-888-835-8683).  Please have this proxy in hand when you call.  A proxyholder that is not a management proxyholder cannot be appointed by telephone.

RETURN YOUR PROXY BY MAIL OR FAX to PACIFIC CORPORATE TRUST COMPANY

510 Burrard Street, 2nd Floor, Vancouver, British Columbia, V6C 3B9.  Fax number 604-689-8144.
Voting by mail or fax may be the only method for holdings held in the name of a corporation or holdings voted on behalf of another individual.  Do not mail the printed proxy or VIF if you have voted by the internet or telephone.